Exhibit 99.1

[Kraft Foods Inc. Logo]

Contacts:	Michael Mitchell (Media)	Christopher M. Jakubik (Investors)
	+1-847-646-4538	+1-847-646-5494
	news@kraftfoods.com	ir@kraftfoods.com

KRAFT FOODS ANNOUNCES EXECUTIVE LEADERSHIP CHANGE IN EUROPE

Michael A. Clarke to Leave in August;

Timothy P. Cofer to Become President, Kraft Foods Europe

     NORTHFIELD, Ill. – July 13, 2011 – Kraft Foods (NYSE:KFT) announced today that Michael A. Clarke, Executive Vice President and President, Kraft Foods Europe, will leave the company in mid-August to take a senior executive position with a U.K.-based public company. Kraft Foods has named Timothy P. Cofer, 42, to succeed Clarke. Cofer will report to Chairman and CEO Irene Rosenfeld and become a member of the Kraft Executive Team. He will be based in Zurich, Switzerland.

     “We sincerely thank Mike for his contributions to turning around our European business, which has now delivered five consecutive quarters of top- and bottom-line growth,” Rosenfeld said. “It’s disappointing to say good-bye to a talented colleague, but we respect Mike’s decision, which will allow him to be closer to his family in the U.K. We wish him the very best.”

     Rosenfeld continued, “Fortunately, we have a strong bench, and Tim is a talented and highly successful leader who can quickly transition into this role. Tim has nearly 20 years with the company. He has experience in multiple categories and geographies, including intimate knowledge of our European and global chocolate businesses. I’m confident that Tim’s expertise and leadership skills will enable him to seamlessly build on the great results that our European team has been delivering.”

     Cofer began his career with the company in 1992 and has progressed through a number of marketing, strategy and general management roles. Most recently, he has served as Senior Vice President, Global Chocolate Category Team. Prior to this, Cofer was Senior Vice President, Strategy and Integration, leading the global integration team following the acquisition of Cadbury in early 2010. Cofer was the architect of the company’s European chocolate category model (2003-2006). His career has also included successful tenures leading the Oscar Mayer business (2007) and the company’s U.S. pizza business

(2008-2010), where he delivered significant revenue growth, margin expansion and consistent market share gains.

     Cofer earned his MBA from the University of Minnesota and his bachelor’s degree in economics and political science from St. Olaf College.

About Kraft Foods

     Northfield, Ill.-based Kraft Foods Inc. is a global snacks powerhouse with an unrivaled portfolio of brands people love. Proudly marketing delicious biscuits, confectionery, beverages, cheese, grocery products and convenient meals in approximately 170 countries, Kraft Foods had 2010 revenue of $49.2 billion, more than half of which was earned outside North America. Twelve of the company’s iconic brands -- including Cadbury, Jacobs, Kraft, LU, Maxwell House, Milka, Nabisco, Oreo, Oscar Mayer, Philadelphia, Trident and Tang – generate revenue of more than $1 billion annually, and 40 have been loved for more than a century. A leader in innovation, marketing, health & wellness and sustainability, Kraft Foods is a member of the Dow Jones Industrial Average, Standard & Poor's 500, Dow Jones Sustainability Index and Ethibel Sustainability Index. For more information, visit kraftfoodscompany.com and facebook.com/kraftfoodscorporate.

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